UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
 (Amendment No.  2    )*
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Security Capital Group, Inc.
--------------------------------------------------------------------
 (Name of Issuer)

Class A Common Stock
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 (Title of Class of Securities)

81413P105
----------------------------------
 (CUSIP Number)

September 3, 1998
- ------------------------------------------------------------------
 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS
THE FORM DISPLAYS A CURRENTLY VALID OMB
CONTROL NUMBER.

CUSIP No. 81413P105
          ---------
- ---------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Commonwealth of Pennsylvania, Public School
     Employees Retirement System
     23-1739115
- ---------------------------------------------------------------
 (2) Check the Appropriate Box if a Member	(a)  / /
       of a Group (See Instructions)                       (b)  / /

     Not applicable
- ----------------------------------------------------------------
 (3) SEC Use Only


- ----------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Commonwealth of Pennsylvania
- -----------------------------------------------------------------
 Number of Shares      (5) Sole Voting Power
 Beneficially                                       97,723
 Owned by                   ----------------------------------------
 Each Reporting           (6) Shared Voting Power
 Person With:                            Not Applicable
                                    ----------------------------------------
                                     (7) Sole Dispositive Power
                                                           97,723
                                    ----------------------------------------
                                     (8) Shared Dispositive Power
                                                 Not Applicable
- -----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each
       Reporting Person

        97,723
- -----------------------------------------------------------------
(10)  Check if the Aggregate Amount in Row (9) Excludes
        Certain Shares (See Instructions)     / /

         Not applicable
- ----------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

         9.01%
- -----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

        EP
- -----------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer

            Security Capital Group, Inc.

    (b)   Address of Issuer's Principal Executive Offices

            125 Lincoln Avenue
            Santa Fe, New Mexico  87501


ITEM 2.

    (a)   Name of Person Filing

            Commonwealth of Pennsylvania, Public School
            Employees Retirement System

(b)  Address of Principal Business Office or, if none,
       Residence

            5 North 5th Street
            Harrisburg, Pennsylvania  17101

    (c)   Citizenship

            Commonwealth of Pennsylvania

    (d)   Title of Class of Securities

            Class A Common Stock

    (e)   CUSIP Number

             81413P105

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO
SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK
WHETHER THE PERSON FILING IS A:

(a)  / / Broker or dealer registered under section 15 of the
            Act (15 U.S.C. 78o).

(b)  / / Bank as defined in section 3(a)(6) of the Act
           (15 U.S.C. 78c).

(c)  / / Insurance company as defined in section 3(a)(19)
           of the Act (15 U.S.C. 78c).

(d)  / / Investment company registered under section 8 of
            the Investment Company Act of 1940
            (15 U.S.C. 80a-8).

(e)  / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

(f)  /X/ An employee benefit plan or endowment fund in
             accordance with section 240.13d-1(b)(1)(ii)(F).

(g)  / / A parent holding company or control person in
            accordance with section 240.13d-1(b)(1)(ii)(G).

(h)  / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)  / / A church plan that is excluded from the definition
            of an investment company under section 3(c)(14) of the Investment Company Act of 1940
            (15 U.S.C. 80a-3).

(j)  / / Group, in accordance with section
            240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

          97,723

    (b) Percent of class:

          9.01%

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

                97,723

         (ii) Shared power to vote or to direct the vote

               NOT APPLICABLE

        (iii) Sole power to dispose or to direct the disposition of

               97,723

(iv) Shared power to dispose or to direct the disposition of

              NOT APPLICABLE





ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF
A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT
ON BEHALF OF ANOTHER PERSON

                NOT APPLICABLE


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF
THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

                NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF
MEMBERS OF THE GROUP

                NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                NOT APPLICABLE


ITEM 10. CERTIFICATION

(a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             1/31/01
                             ----------------------------------------
                                                Date

                                /s/ John C. Lane
                             ----------------------------------------
                                              Signature

                                John C. Lane/Chief Investment Officer
                             ----------------------------------------
                                             Name/Title